Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS 2014 SECOND FISCAL QUARTER RESULTS

SALES INCREASE OF 15%, DILUTED EPS INCREASE OF 50%

Adjusted EBITDA Increases 19%
Operating Income Increases 20%
Best Second Fiscal Quarter Ever for Company’s Current Business
Company Reaffirms Its Fiscal 2014 Adjusted EBITDA Guidance of $35-$37 Million

Salt Lake City, Utah – April 3, 2014 – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal second quarter ended March 1, 2014.

Fiscal 2014 Second Quarter Financial Highlights

•	Sales increased 15% to $46.5 million, compared with $40.4 million in the prior year.
•	Sales grew in all of the Company’s major channels, including its U.S./Canada regional sales offices, national account practices, international direct offices, and from licensee partners.
•	Gross profit increased 15% to $31.4 million due to increased sales as the Company’s gross margin remained consistent with the prior year at 67.5% of sales.
•	Adjusted EBITDA increased 19% to $6.6 million, or 14.2% of sales, compared with $5.6 million, or 13.8% of sales, in the prior year.
•	Operating income increased 20% to $3.9 million compared with $3.3 million in fiscal 2013.
•	Net income increased 24% to $2.0 million compared with $1.6 million in the second quarter of fiscal 2013.
•	Diluted earnings per share (EPS) grew 50%, to $0.12 per share, from $0.08 per share in the prior year.
•	Cash balances remained strong and totaled $7.2 million at March 1, 2014 compared with $2.0 million at November 30, 2013, and $12.3 million at August 31, 2013.
•
The Company’s pre-launch of its re-created premier leadership program, The 7 Habits of Highly Effective People Signature Program (The 7 Habits Signature Program) in February 2014 exceeded expectations.  To promote the pre-launch of this program, the Company conducted an initial 68-city tour with events in the United States, Canada, Australia, and the United Kingdom.  The formal launch of the re-created program is currently underway with additional marketing events scheduled in 170 locations around the world.  The 7 Habits Signature Program is the Company’s best-selling program in both the United States and internationally.

The successful pre-launch of The 7 Habits Signature Program in February 2014 and increased sales from the Company’s national account practices and other delivery channels combined to produce the Company’s best second fiscal quarter ever under its current business.  Net sales for the quarter ended March 1, 2014 increased $6.1 million, or 15%, to $46.5 million, compared with $40.4 million in the prior year.  Adjusted EBITDA for the quarter increased to $6.6 million, or 19%, compared with $5.6 million in fiscal 2013.  The Company’s Adjusted EBITDA margin (Adjusted EBITDA as a percent of sales) increased to 14.2% compared with 13.8% in the second quarter of fiscal 2013.  Income from operations increased by $0.6 million, or 20%, to $3.9 million compared with $3.3 million in the second quarter of the prior year.  Improved operating results flowed through to net income, which increased 24% to $2.0 million, or $0.12 per diluted share, compared with $1.6 million, or $0.08 per diluted share, in the second quarter of fiscal 2013.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We were pleased to see exceptionally strong performance in our key financial metrics for the quarter.  Our broad set of content, training programs, and solutions performed well across our multiple delivery channels.  Our investment spending was up for the quarter as we continue to invest in content development and in adding new client partners to our sales force.  We are excited about our recently re-created leadership program, The 7 Habits of Highly Effective People Signature Program, which should help drive revenue growth in future quarters.  As successful as our pre-launch for The 7 Habits of Highly Effective People Signature Program was, it did not detract from the success of our other practices, and our momentum remains strong on a global scale.  Based on our second quarter results, we expect 2014 will be another outstanding year for Franklin Covey.”

Fiscal 2014 Second Quarter Financial Results

The Company’s consolidated sales increased to $46.5 million compared with $40.4 million in the second quarter of fiscal 2013.  Sales increased through all of the Company’s major channels, including its U.S./Canada regional sales offices, national account practices, international direct offices, and international licensee channel.  Revenue in the Company’s U.S./Canada regional sales offices increased 15% compared with the second quarter of fiscal 2013, while government services sales were flat compared with the prior year.  Sales growth in the Company’s regional sales offices was primarily attributable to the pre-launch of The 7 Habits Signature Program in February 2014 and to increased Execution practice sales.  During the quarter ended March 1, 2014 sales increased in all three of the Company’s national account practices, and included a $1.5 million increase from the Sales Performance practice, a $0.4 million increase from the Customer Loyalty practice, and a $0.4 million increase from the Education practice.  Sales Performance practice revenues were favorably impacted by the fiscal 2013 acquisition of NinetyFive 5, LLC (NinetyFive 5).  Customer Loyalty practice revenues increased on the strength of increased demand and new contracts for these services.  The Education practice, which delivers content based on The Leader In Me to elementary schools in the United States and internationally, increased sales by 12% compared with the prior year.  The majority of Education practice sales growth for fiscal 2014 is expected to occur during the Company’s fourth fiscal quarter.  Sales increased at the Company’s international direct offices in the United Kingdom and Australia compared with the prior year primarily due to the pre-launch of The 7 Habits Signature Program in those countries.  The impact of a weakening Yen against the United States Dollar resulted in a $0.5 million decrease in translated sales from the Company’s Japan office when compared with the prior year.  Many of the Company’s international licensee partners also recognized stronger sales during the quarter, resulting in a 9% overall increase in royalty revenues.  Other revenues, which mainly consist of leasing and shipping and handling revenues, increased by 9%, primarily as a result of increased shipping and handling revenues associated with increased sales during the quarter.

Gross profit increased 15% to $31.4 million compared with $27.3 million in the second quarter of fiscal 2013.  The increase in gross profit was attributable to increased sales, as described above, since gross margin for the quarter ended March 1, 2014 remained consistent with the prior year at 67.5%.

Selling, general and administrative expenses (SG&A) expenses for the second quarter of fiscal 2014 increased $3.0 million compared with the same quarter of fiscal 2013.  The increase in SG&A expenses over the prior year was primarily due to 1) a $1.7 million increase primarily related to the addition of new sales-related personnel, increased commissions from higher sales, marketing, and other advertising and promotional costs primarily related to a 68-city tour to pre-launch The 7 Habits Signature Program; 2) a $1.0 million increase in Sales Performance practice SG&A expenses primarily resulting from the fiscal 2013 acquisition of NinetyFive 5; and 3) $0.3 million of foreign exchange losses, primarily related to Canadian dollar denominated transactions.  The Company continues to invest in new sales and sales-related personnel, and has hired 23 new client partners since the beginning of fiscal 2014.  These new client partners are expected to ramp up throughout fiscal 2014 and provide incremental sales growth later in the fiscal year.

Income from operations increased $0.6 million, or 20%, to $3.9 million compared with $3.3 million in the second quarter of fiscal 2013.  Net income improved 24%, to $2.0 million, or $0.12 per diluted share, compared with $1.6 million, or $0.08 per diluted share in the second quarter of the prior year.

The Company’s balance sheet and liquidity position remained strong through the end of the quarter as the Company had $7.2 million in cash at March 1, 2014 compared with $12.3 million at August 31, 2013.  Net working capital totaled $37.4 million at March 1, 2014 compared with $38.2 million at August 31, 2013.  The Company had no borrowings on its line of credit facility at March 1, 2014.  Since August 31, 2013, the Company has invested $5.7 million in capitalized curriculum development costs, primarily for The 7 Habits Signature Program re-creation, and paid the remaining $2.3 million of the initial purchase price to acquire NinetyFive 5.

Fiscal 2014 Year-to-Date Financial Results

Consolidated sales for the two quarters ended March 1, 2014 increased $5.4 million, or 6%, to $89.9 million, compared with $84.5 million in the first half of fiscal 2013.  For the two quarters ended March 1, 2014, sales increased through nearly all of the Company’s primary delivery channels compared with the prior year.  Increased sales and an improved gross margin led to an 8% increase in gross profit to $61.4 million compared with $56.8 million in fiscal 2013.  Consolidated gross margin increased to 68.3% of sales compared with 67.3% in fiscal 2013, primarily due to a significant intellectual property license sale from the renewal of a large government contract that occurred in the first quarter of fiscal 2014.  The Company’s SG&A expenses increased $4.8 million primarily due to the fiscal 2013 acquisition of NinetyFive 5, increased associate costs from additional sales-related personnel, increased commissions from higher sales, marketing expenses for strategic initiatives, including the pre-launch of The 7 Habits of Highly Effective People Signature Program, and an increase in non-cash share-based compensation expense.

Adjusted EBITDA was $12.64 million, compared with $12.65 million in the first two quarters of fiscal 2013 and Adjusted EBITDA margin decreased to 14.1% compared with 15.0% in the prior year.  Net income for the two quarters ended March 1, 2014 decreased 18% to $3.7 million, or $0.22 per diluted share, compared with $4.5 million, or $0.23 per diluted share.

Fiscal 2014 Outlook

The Company reaffirms its previous guidance that Adjusted EBITDA for fiscal 2014 is expected to range from $35 million to $37 million.

Earnings Conference Call

As previously announced, on Thursday, April 3, 2014, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended March 1, 2014.  Interested persons may participate by dialing 800-708-4540 (International participants may dial 847-619-6397), access code: 36926501.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/dqkhfwqf.  A replay will be available from April 3 (7:30 pm ET) through April 10, 2014 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 36926501#.  The webcast will remain accessible through April 10, 2014 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2014; anticipated future sales; the expected impact of new program launches; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release, except as required by law.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of the inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 Investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	March 1,	March 2,	March 1,	March 2,
	2014	2013	2014	2013

Net sales	$46,506	$40,430	$89,924	$84,491

Cost of sales	15,095	13,146	28,483	27,648
Gross profit	31,411	27,284	61,441	56,843

Selling, general, and administrative	25,707	22,691	50,458	45,634
Depreciation	816	722	1,601	1,423
Amortization	989	619	1,978	1,241
Income from operations	3,899	3,252	7,404	8,545

Interest expense, net	(450)	(448)	(867)	(900)
Discount on related party receivable	(142)	(135)	(283)	(283)
Income before income taxes	3,307	2,669	6,254	7,362

Income tax provision	(1,336)	(1,077)	(2,564)	(2,873)
Net income	$1,971	$1,592	$3,690	$4,489

Net income per common share:
Basic	$0.12	$0.09	$0.22	$0.24
Diluted	0.12	0.08	0.22	0.23

Weighted average common shares:
Basic	16,717	18,550	16,640	18,356
Diluted	16,926	19,709	16,892	19,493

Other data:
Adjusted EBITDA(1)	$6,620	$5,564	$12,640	$12,654

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	March 1,	March 2,	March 1,	March 2,
	2014	2013	2014	2013
Reconciliation of net income to Adjusted EBITDA:
Net income	$1,971	$1,592	$3,690	$4,489
Adjustments:
Interest expense, net	450	448	867	900
Discount on related party receivable	142	135	283	283
Income tax provision	1,336	1,077	2,564	2,873
Amortization	989	619	1,978	1,241
Depreciation	816	722	1,601	1,423
Share-based compensation	983	971	2,244	1,445
Reduction of contingent earnout liability	(67)	-	(587)	-

Adjusted EBITDA	$6,620	$5,564	$12,640	$12,654

Adjusted EBITDA margin	14.2%	13.8%	14.1%	15.0%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	March 1,	March 2,	March 1,	March 2,
	2014	2013	2014	2013
Sales Detail by Region/Type:
U.S./Canada direct	$24,158	$20,952	$45,066	$42,711
International direct	6,973	6,767	13,198	15,198
Licensees	3,899	3,588	8,273	7,918
National account practices	8,394	6,108	17,248	12,280
Self-funded marketing	1,317	1,395	2,795	2,888
Other	1,765	1,620	3,344	3,496

Total	$46,506	$40,430	$89,924	$84,491

Sales Detail by Category:
Training and consulting services	$43,683	$37,744	$85,018	$78,807
Products	1,747	1,624	3,073	3,567
Leasing	1,076	1,062	1,833	2,117

	46,506	40,430	89,924	84,491
Cost of Goods Sold by Category:
Training and consulting services	14,035	11,939	26,449	25,528
Products	576	746	1,083	1,171
Leasing	484	461	951	949
	15,095	13,146	28,483	27,648
Gross Profit	$31,411	$27,284	$61,441	$56,843

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	March 1,	August 31,
	2014	2013
Assets
Current assets:
Cash	$7,188	$12,291
Accounts receivable, less allowance for
doubtful accounts of $670 and $982	45,099	52,684
Receivable from related party	122	3,305
Inventories	5,326	4,321
Deferred income taxes	4,669	4,685
Prepaid expenses and other current assets	4,464	3,822
Total current assets	66,868	81,108

Property and equipment, net	17,255	17,180
Intangible assets, net	59,123	60,654
Goodwill	16,135	16,135
Long-term receivable from related party	4,893	4,453
Other assets	14,440	9,875
	$178,714	$189,405

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,217	$1,139
Accounts payable	9,566	9,294
Income taxes payable	112	1,365
Accrued liabilities	18,601	31,140
Total current liabilities	29,496	42,938

Financing obligation, less current portion	26,746	27,376
Other liabilities	5,620	6,106
Deferred income tax liabilities	7,416	6,479
Total liabilities	69,278	82,899

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	205,237	210,227
Retained earnings	44,119	40,429
Accumulated other comprehensive income	1,634	1,686
Treasury stock at cost, 10,378 and 10,759 shares	(142,907)	(147,189)
Total shareholders' equity	109,436	106,506
	$178,714	$189,405